Exhibit 3.1A

SUNTERRA CORPORATION

ARTICLES OF AMENDMENT

SUNTERRA CORPORATION, a Maryland corporation, having its principal office at c/o National Registered Agents, Inc. of MD, 11 East Chase Street, Baltimore, Maryland 21202 (the “Corporation”) hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The charter of the Corporation as currently in effect, consisting of Articles of Amendment and Restatement filed with the Department on July 29, 2002 (the “Charter”) is hereby further amended by deleting the first sentence of the first paragraph of Article FIFTH of the substitute provisions of the Charter and by substituting in lieu thereof the following new first sentence of the first paragraph of Article FIFTH:

FIFTH: The total authorized capital stock of the Corporation is seventy-five million (75,000,000) shares of Common Stock having a par value of One Cent ($0.01) per share, having an aggregate par value of Seven Hundred Fifty Thousand Dollars ($750,000).

The remainder of Article FIFTH of the substitute provisions of the Charter (other than the first sentence of the first paragraph of such Article) are unchanged and continue in full force and effect.

SECOND: The foregoing amendment to the Charter of the Corporation was duly approved by a majority of the entire Board of Directors of the Corporation on April 27, 2004 all in accordance with applicable sections of the Maryland General Corporation Law and the Charter and Bylaws of the Corporation, and is effective upon filing with the Department.

THIRD: Immediately prior to the amendment contained in these Articles of Amendment, the Corporation had authority to issue Thirty Million (30,000,000) shares of Common Stock having an aggregate par value of Three Hundred Thousand Dollars ($300,000).

FOURTH: Immediately following the amendment contained in these Articles of Amendment, the Corporation will have authority to issue Seventy-Five Million (75,000,000) shares of Common Stock having an aggregate par value of Seven Hundred Fifty Thousand Dollars ($750,000).

FIFTH: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of capital stock of the Corporation are not changed by these Articles of Amendment.

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IN WITNESS THEREOF, Sunterra Corporation has caused these presents to be signed in its name and on its behalf by its President and attested to by its Secretary, this 17th day of June 2004. Each of the undersigned officers of SUNTERRA CORPORATION acknowledges, under the penalties for perjury, that these Articles of Amendment are the corporate act of the Corporation and that the matters and facts set forth herein are true in all material respects, to the best of his or her knowledge, information and belief.

ATTEST:		SUNTERRA CORPORATION

By:	/s/ Frederick C. Bauman	By:	/s/ Nicholas J. Benson
	Frederick C. Bauman		Nicholas J. Benson
	Vice President, General Counsel and Secretary		President and Chief Executive Officer